Exhibit 10.24

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated March 8, 2012, is by and between Homeowners Choice, Inc. (the “Company”), a Florida corporation having its principal place of business at 5300 West Cypress Street, Suite 100, Tampa, Florida 33607, and Scott Wallace, whose address is 11036 Turnbridge Drive, Jacksonville, Florida 32256 (the “Executive”).

BACKGROUND STATEMENT

The Company, through its Affiliates (as defined in this Agreement), is principally engaged in the business of providing homeowners’ property and casualty insurance and owning and operating real estate ventures. An integral part of its insurance business is the investment of surplus and reserve funds. The Company contemplates that it may engage in other insurance lines of business and other business activities as well. (All such business and investment activities, present and future, whether engaged in by the Company or an Affiliate are referred to in this Agreement as the “Business”). The Company has developed and expects to develop trade secrets, methods of doing business, business plans, computer software and other items, all of which are worthy of protection. The Company considers it to be in its best interests to have the benefit of the Executive’s services as provided in this Agreement and the Executive is willing to render such services to the Company in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of and reliance upon the foregoing background statement and the representations and warranties contained in this Agreement, the Company and the Executive agree to the following terms and conditions:

TERMS AND CONDITIONS

1.        Employment and Title. Commencing April 16, 2012 or such other date to which the Company and the Executive may agree, the Company agrees to employ the Executive, and the Executive agrees to serve, as the Company’s Division President - Property and Casualty, upon the terms and conditions set forth in this Agreement.

2.        Duties, Responsibilities and Authority. During the term of his employment under this Agreement, the Executive will have the duties, responsibilities and authorities assigned to him by the Company’s chief executive officer and its board of directors, which duties, responsibilities and authorities will not be inconsistent with the Executive’s role as the Company’s Division President - Property and Casualty. The Executive will serve as the president of each insurance company within the Property and Casualty Division. The Executive will report to the Company’s chief executive officer and its board of directors. The Executive agrees to devote his best efforts and substantially all of his full business time, energies and abilities, diligently and in good faith, to perform his duties, fulfill his responsibilities, and exercise his authority hereunder for the exclusive benefit of the Company. This provision will not be construed as preventing the Executive from participating in charitable and community affairs, managing his investments or investing in or engaging in other ventures, provided such activities do not interfere with the performance of his duties under this Agreement and are not inconsistent with his role as the Company’s Division President - Property and Casualty. The Executive agrees to serve on the Company’s board of directors, if elected. In promoting the interests of the Company and without additional compensation, the Executive will serve any of the Company’s Affiliates, including subsidiary corporations, partnerships, limited liability corporations and joint ventures, in such capacities as the Company’s board of directors may from time to time direct. The Executive will read and abide by any policy, code or practice the Company has or may hereafter adopt that is applicable to executives or executive officers in general, including policies and rules contained in the Company’s employee handbook and code of conduct.

3.        Location. The Executive’s principal place of employment will 5300 West Cypress Street in Tampa, Florida or such other place to which the parties agree, but in no event more than 20 miles from Tampa, Florida.

4.        Term. The initial term of the Executive’s employment hereunder will commence on the date described in Section 1 and continue for a period of three years, unless earlier terminated pursuant to the terms of this Agreement. The Executive’s employment hereunder will continue and automatically renew for additional one-year terms unless either party delivers written notice of non-renewal at least 90 days before expiration of the initial term or any renewal term. The initial term and any renewal term are hereinafter collectively referred to as the “Term.”

5.        Compensation.

5.1.        Base Salary. As compensation for the services to be rendered by the Executive hereunder, the Company will pay the Executive, during the Term, an annual base salary of $300,000, which base salary will accrue and be paid in accordance with the Company’s normal payroll practices. Base salary will be reviewed annually.

5.2.        Bonus Compensation. The Executive will be entitled to any additional compensation provided for by resolution of the Company’s board of directors or applicable committee of the board of directors. As a signing bonus, the Company will pay the Executive $25,000 within two weeks after commencement of the Term.

5.3.        Benefits. During the Term, the Executive will be entitled to (i) medical, dental, life, disability and retirement benefits, if any, upon substantially the same terms and conditions generally applicable to all of the Company’s executives; and (ii) four weeks paid vacation plus other paid time generally available to the other executive officers of the Company.

5.4.        Reimbursement of Expenses. The Company will reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties hereunder, subject to, and in accordance with, any expense reimbursement policies and expense documentation requirements of the Company that may be in effect from time to time.

5.6.        Withholding. Any and all amounts payable under this Agreement will be subject to any federal, state and local tax and other withholdings or deductions required by applicable law, rule or regulation.

5.7.        Restricted Stock. When the Term begins, the Company will execute and deliver to the Executive a restricted stock agreement in substantially the same form as the restricted stock agreement appearing as Exhibit A attached hereto.

6.        Working Facilities. The Company will provide the Executive with an office at the Executive’s principal work location or at such other location as agreed to by the Executive and the Company, and other working facilities and secretarial and other assistance suitable to his position and reasonably required for the performance of his duties hereunder.

7.        Incapacity.

7.1        Right to Terminate. Notwithstanding anything else to the contrary contained in this Agreement, except as provided by this Section 7 the Company will have no right to terminate the Executive’s employment while the Executive suffers Incapacity (as defined below). If the Executive suffers Incapacity for a period exceeding six consecutive months then the Company will have the right to terminate the Executive’s employment hereunder 30 days after delivery of written notice of termination. A termination of employment under this Section 7 will be deemed a termination without “Good Cause” as described in Section 8.4 hereof.

7.2        Right to Replace. If the Executive suffers Incapacity for 30 or more consecutive days, the Company will have the right to designate a person to temporarily perform the Executive’s duties.

7.3        Rights Prior to Termination. During a period of Incapacity the Executive will be entitled to his full base salary under Section 5.1 hereof and full benefits under Section 5.3 hereof until employment is terminated as described in Section 7.1. The Executive will be entitled to reasonable accommodations from the Company so that the Executive is not prevented from performing his duties by illness or injury.

7.4        Incapacity Defined. For purposes of this Section 7, the term “Incapacity” means the Executive’s inability to perform his duties hereunder substantially on a full-time basis because of physical or mental illness or physical injury as determined by the Company’s board of directors, in its reasonable discretion, based upon competent medical evidence. Upon the Company’s written request, the Executive will submit to reasonable medical and other examinations to provide the evidence required hereunder.

8.        Termination of Employment.

8.1        Termination by the Company. The Company may terminate the Executive’s employment under this Agreement without Good Cause anytime not fewer than 30 days nor more than 45 days after delivering written notice of termination to the Executive. The Company may terminate the Executive’s employment hereunder for Good Cause anytime by delivery of written notice of termination. Termination will be effective upon the date set forth in the notice of termination. Good Cause will be limited to any of the following circumstances:

(i)        The Executive commits any fraud, dishonesty, misappropriation or similar act against the Company or others;

(ii)        The Executive commits any public or private act that the Company’s board of directors finds, in good faith, to be materially inimical to the best interests of the Company or would tend to discredit, dishonor, embarrass, reflect adversely upon or in any manner injure the reputation of the Company, an Affiliate or the products or services of the Company or an Affiliate, or subject the Company or an Affiliate to potential material liability;

(iii)        The Executive is grossly negligent or commits willful misconduct in the performance of his duties hereunder; or

(iv)        The Executive has been adjudicated guilty by, or enters a plea of guilty or no contest before, a court of competent jurisdiction of illegal activities or found by a court of competent jurisdiction to have engaged in other wrongful conduct and such illegal activities or wrongful conduct, individually or in the aggregate, has (or could be reasonably expected to have) a material adverse effect on the Company, its prospects, earnings or financial condition.

8.2        Effect of Termination for Good Cause. If the Executive’s employment is terminated by the Company for Good Cause—

(i)        the Executive will be entitled to accrued base salary under Section 5.1 and accrued vacation pay and other paid time off, each through the date of termination; and

(ii)        the Executive will be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 5.4 hereof.

8.3        Effect of Termination without Good Cause. If the Company terminates the Executive’s employment without Good Cause—

(i)        the Executive will be entitled to accrued base salary under Section 5.1 and accrued vacation pay and other time off, each through the date of termination;

(ii)        the Executive will be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 5.4 hereof; and

(iii)        the Executive will be entitled to receive six months’ base salary as described in Section 5.1 which will accrue and be paid in accordance with the Company’s normal payroll practices as if employment had not been terminated;

(iv)        if the termination is within two years following a Change of Control (as defined in Section 8.6 below), then, in lieu of the amount described in clause (iii), the Executive will be entitled to receive all amounts of base salary that would have been payable under Section 5.1 (provided that the Executive will receive not less than 6 months of base salary) through the Term (excluding future automatic renewals) if employment had not been terminated, which amounts will accrue and be paid in accordance with the Company’s normal payroll practices as if employment had not been terminated.

8.4        Deemed Termination without Good Cause. The Executive’s death will be deemed a termination without Good Cause as of the date of death. Termination by reason of the Executive’s Incapacity as set forth in Section 7.1 will be deemed a termination without Good Cause. The Executive’s termination of employment upon expiration of the Term after the Company delivers written notice of non-renewal as described in Section 5 will be deemed a termination without Good Cause. In addition, after the occurrence of any of the following events, the Executive, at his sole option, may declare by 30 days’ written notice to the Company that his employment hereunder has been terminated by the Company, and such termination will for all purposes of this Agreement be deemed a termination by the Company without Good Cause:

(i)        The Company materially changes the Executive’s reporting requirements;

(ii)        The Company moves the Executive’s principal place of employment beyond 20 miles from Tampa, Florida; or

(iii)        The Company breaches any material provision of this Agreement.

8.5        Termination by Executive. The Executive may terminate his employment hereunder by delivery of not less than 30 days’ written notice to the Company.

8.6        Effect of Termination by Executive. If the Executive terminates his employment pursuant to Section 8.5 hereof —

(i)        the Executive will be entitled to accrued base salary under Section 5.1 and accrued vacation pay and other paid time off, each through the date of termination; and

(ii)        the Executive will be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 5.4 hereof.

8.7        Change of Control. For purposes of Section 8.3 of this Agreement, a “Change of Control” will be deemed to have occurred in the event of—

(i)        The acquisition by any person or entity, or group thereof acting in concert, of “beneficial” ownership (as such term is defined in Securities and Exchange Commission (“SEC”) Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of securities of the Company which, together with securities previously owned, confer upon such person, entity or group the voting power, on any matters brought to a vote of shareholders, of 30% or more of the then outstanding shares of capital stock of the Company;

(ii)        The sale, assignment or transfer of assets of the Company in a transaction or series of transactions, if the aggregate consideration received or to be received by the Company in connection with such sale, assignment or transfer is greater than 50% of the book value, determined by the Company in accordance with generally accepted accounting principles, of the Company’s assets determined on a consolidated basis immediately before such transaction or the first of such transactions;

(iii)        The merger, consolidation, share exchange or reorganization of the Company as a result of which the holders of all of the shares of capital stock of the Company as a group would receive less than 50% of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity;

(iv)        The adoption of a plan of liquidation or the approval of the dissolution of the Company;

(v)        A determination by the Company’s board of directors, in view of then current circumstances or impending events, that a Change of Control has occurred or is imminent, which determination will be made for the specific purpose of triggering the operative provisions of this Agreement; or

(vi)        The Company’s board of directors is not comprised of a majority of directors who were either directors as of the date of this Agreement (the “Initial Directors”) or whose nomination or election was approved by at least a majority of the Initial Directors or by a majority of directors whose nomination or election was approved by the Initial Directors.

8.8         Limitation Payments by the Company.

(a)        If it will be determined that any payment, distribution or benefit received or to be received by the Executive from the Company or an Affiliate(“Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”). Payments to be made to the Executive shall either be reduced to 299.99% of the Executive’s “base amount” for purposes of Code Section 280G so that no portion of such Payments would be subject to the Excise Tax. In such event, the payments or benefits included in the Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits to be received by the Executive (on the basis of the relative present value of the parachute payments).

(b)        All determinations required to be made under this Section 8.8, including whether and the limit on payments provided under subsection (a) is required and the assumptions to be utilized in arriving at such determination will be made by the independent tax or accounting selected by the Company (the “Accounting Firm”), which will provide detailed supporting calculations both to the Company and the Executive within 15 business days after the Executive provides the Company with notice that a Payment has been or will be made or such earlier time as may be required by the Company. The determination of tax liability made by the Accounting Firm will be subject to review by the Executive’s tax advisors and, if the Executive’s tax advisors do not agree with the determination reached by the Accounting Firm, then the Accounting Firm and the Executive’s tax advisor will jointly designate a nationally recognized public accounting firm, which will make the determination. All fees and expenses of the accountants and tax advisors retained by either the Executive or the Company will be borne by the Company. Any determination by a jointly designated public accounting firm will be binding upon the Company and the Executive.

9.        Trade Secrets.

9.1.        Confidential Information. For the purposes of this Agreement, “Confidential Information” means information or materials that, in the Company’s view, provide advantage to the Company (or an Affiliate) over others not having such information or materials and includes (i) customer information, supplier information, sales channel and distributor information, material terms of any contracts, marketing philosophies, strategies, techniques and objectives (including service roll-out dates and volume estimates), legal and regulatory positions and strategies, advertising and promotional copy, competitive advantages and disadvantages, non-published financial data, network configurations, product or service plans, designs, costs, prices and names, inventions, discoveries, improvements, technological developments, know-how, software code, business opportunities (including planned or proposed financings, mergers, acquisitions, ventures and partnerships) and methodologies and processes (including the look and feel of computer screens and reports) for customer assistance, order acceptance and tracking, repairs, and commissions; (ii) information designated in writing or conspicuously marked as “confidential” or “proprietary” or likewise designated or marked with words of similar import; (iii) information for which the Company has an obligation of confidentiality so long as such obligation is known to the Executive; and (iv) information that by its nature or the circumstances of its delivery or disclosure a reasonable person would conclude that it is confidential or proprietary. The Executive is specifically aware of the legal obligations of confidentiality afforded to customers of financial institutions, including obligations to insurance policyholders.

9.2.        Confidentiality. The Executive will hold Confidential Information in confidence and trust and limit disclosure of Confidential Information strictly to persons who have a need to know such Confidential Information in connection with the Business. The Executive will not disclose, use, or permit the use or disclosure of Confidential Information, except in satisfying his obligations under this Agreement. The Executive will use reasonable care to protect Confidential Information from inappropriate disclosure, whether inadvertent or intentional. The Executive understands that the misappropriation of a trade secret is a criminal offense under state and federal laws. Notwithstanding the foregoing, the Executive may disclose Confidential Information if such disclosure is required by a court order or an order of a similar judicial or administrative body; provided, however, that the Executive notifies the Company of such requirement immediately and in writing, and cooperates reasonably with the Company in obtaining a protective or similar order with respect thereto.

9.3.        Notification of Third Party Disclosure Requests. If the Executive receives any written or oral third party request, order, instruction or solicitation for the disclosure of Confidential Information not in conformance with this Agreement or if the Executive becomes aware of any attempt by a third party to improperly gain Confidential Information, the Executive will immediately notify the Company’s general counsel and the Company’s board of directors of such request, order, instruction or solicitation or of such attempt and fully disclose the details surrounding such request, order, instruction or solicitation or such attempt.

9.4.        Non-Removal of Records. All documents, files, records, data, papers, materials, notes, books, correspondence, drawings and other written, graphic or electronic records of the Business and all computer software of the Company which the Executive will prepare or use, or come into contact with, will be and remain the exclusive property of the Company, in its discretion, and will not be physically, electronically, telephonically or otherwise removed from the Company’s premises without the Company’s prior written consent.

9.5.        Return or Destruction of Confidential Information. Confidential Information gained, received or developed by the Executive or in which the Executive participated in developing will remain the exclusive property of the Company, in its sole discretion. The Executive will promptly return to the Company or destroy or erase all records, books, documents or any other materials whatsoever (including all copies thereof) containing such Confidential Information in his possession or control upon the earlier of (i) the receipt of a written request from the Company for return or destruction of Confidential Information or (ii) the termination of the Executive’s employment hereunder.

9.6.        Trade Secrets of Others. In the course of his employment hereunder the Executive will not use any information or materials that belong to any former employer or any other person or entity and for which he has a duty of confidentiality; nor will the Executive use or allow the use of any illegally obtained confidential or secret information or materials.

10.        Intellectual Property. All Confidential Information, computer software, video and sound recordings, scripts, creations, inventions, improvements, designs and discoveries conceived, created, invented, authored, developed, produced or discovered by the Executive while employed by the Company, whether alone or with others, whether during or after regular work hours, whether before or during the term of employment under this Agreement, are and will be the Company’s property exclusively, in its sole discretion. All such items were and will be produced as “work for hire.” The Executive hereby assigns to the Company all copyrights, trademarks and other rights of authorship or ownership he may have with respect to such items. Moreover, at any time, without additional consideration, the Executive will execute and deliver any documents or instruments that the Company may request in order to effectively convey and transfer good title and right to, and put the Company in possession of, such items.

11.        Restrictions on Competition and Solicitation.

11.1.        Noncompetition. The Executive agrees that during the course of his employment with the Company and for a period of six months after termination of that employment, the Executive will not, directly or indirectly, as an executive, agent, independent contractor, consultant, partner, joint venturer or otherwise, within any state in the United States within which the Company or an Affiliate has conducted the Business within the 12 months preceding the date of the termination of the Executive’s employment with the Company, enter into, engage in, be employed by or consult with (or solicit to enter into, engage in, be employed by or consult with) any business which competes with the Company or an Affiliate by providing products or services of the same nature or type as those provided by the Company or an Affiliate within the 12 month period preceding the termination of the Executive’s employment with the Company, including (a) participating as an officer, director, stockholder, member, employee, agent, independent contractor, consultant, representative or partner of, or having any direct or indirect financial interest (including the interest of a creditor) in, any such competitor or (b) assisting any other individual or business entity, of whatever type or description, in providing any such competing services. The provisions of this section will not apply to the ownership by the Executive of less than 5% of any publicly traded corporation or other business entity solely as an investor and under circumstances in which the Executive neither provides services nor assists anyone else to provide any services to or on behalf of any such entity. The Executive further agrees that upon a violation of this section of this Agreement, the period during which the Executive’s covenants in this section apply will be extended by the number of days equal to the period of such violation.

11.2.        Non-Solicitation/Non-Acceptance. The Executive agrees, during the course of his employment with the Company and for a period of one year after termination of that employment, the Executive will refrain from and will not, directly or indirectly, as employee, agent, independent contractor, consultant, partner, joint venturer or otherwise (a) solicit or counsel any third person, partnership, joint venture, company, corporation, association, or other organization that is or was a current or specifically identified prospective customer of the Company or an Affiliate within the 12 months preceding the termination of the Executive’s employment with the Company and with which the Executive had a substantial relationship within such preceding 12 month period, regardless of such person’s or entity’s location, to terminate any existing or specifically identified prospective business relationship with the Company or an Affiliate or commence a similar business relationship with any other individual or business entity; (b) accept, with or without solicitation, any business from any third person, partnership, joint venture, company, corporation, association or other organization that is or was a current or prospective customer of the Company or an Affiliate with which the Executive had a substantial relationship within the preceding 12 month period, regardless of such person’s or entity’s location; or (c) solicit any of the employees, agents, independent contractors or consultants of the Company or an Affiliate, regardless of such person’s or entity’s location, to terminate any business relationship with the Company or an Affiliate. The Executive further agrees that upon a violation of this section of this Agreement, the period during which the Executive’s covenants in this section apply will be extended by the number of days equal to the period of such violation.

11.3.        No Circumvention. The Executive will not make any attempt, or use any artifice, scheme or device, including the use of any agent, representative, associate, advisor, relative or business entity, to circumvent the purposes of the restrictive covenants contained in Section 11.

11.4.        Acknowledgements. The Executive acknowledges that the foregoing restrictive covenants are reasonable and necessary in light of the circumstances, including the Company’s interest in protecting the Confidential Information to which he has been exposed and the business relationships with the customers, partners, and others he has helped develop. The Executive further acknowledges that the foregoing restrictive covenants are a material inducement for the Company to enter into this Agreement, and that the covenants are given as an integral part of this Agreement.

11.5.        Counterclaims. The existence of any claim or cause of action the Executive may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section 11.

12.        Equitable Remedies. The Executive and the Company agree that the services to be rendered by the Executive pursuant to this Agreement, and the rights and interests granted and the obligations to be performed by the Executive to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by the Executive of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. The Executive hereby expressly recognizes and agrees that the Company has the right to seek entry of a temporary restraining order, preliminary injunction and permanent injunction, and that such orders and injunctions may be issued against the Executive, to prevent or address a breach of Sections 9 through 11 of this Agreement. The existence of any claim or cause of action the Executive may have against the Company will not at any time constitute a defense to the request for such relief.

13.        Code Section 409A.

(a)        For purposes hereof, the Executive will be presumed to have experienced a “Separation from Service” on the date that the Company and the Executive reasonably anticipate that no further services will be performed by the Executive for the Company and its affiliates within the meaning of Code Section 409A (“409A Affiliates”) or that the level of bona fide services the Executive will perform as an employee of the Company and its 409A Affiliates will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of services). Whether the Executive has experienced a Separation from Service shall be determined by the Company in good faith and consistent with Code Section 409A. Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Executive will not be deemed to have experienced a Separation from Service for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, the leave may be extended by the Company for up to twenty-nine (29) months without causing a Separation from Service. If the Executive continues to provide services to the Company or its 409A Affiliates following his date of termination of employment, the Executive’s Separation from Service date may be delayed to the date the Executive ceases to provide services to the extent required by Code Section 409A.

(b)        Notwithstanding any other Section of this Agreement, if the Executive is a “specified employee” as defined in Code Section 409A and the regulations promulgated thereunder at the time of the Executive’s Separation from Service, then any payments due hereunder that would have been paid to the Executive within six months following such Separation from Service shall be deferred and paid on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs, to the extent required to avoid an additional tax on such payments under Code Section 409A. All deferred payments shall be paid in a lump sum without interest thereon. For purposes of applying Code Section 409A, each payment due hereunder shall be treated as a separate payment.

14.        Compliance with Other Agreements. The Executive represents and warrants to the Company that he is free to enter this Agreement and that the execution of this Agreement and the performance of the obligations under this Agreement will not, as of the date of this Agreement or with the passage of time, conflict with, cause a breach of or constitute a default under any agreement to which the Executive is a party or by which he may be bound.

15.        Severability. Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal, invalid or unenforceable, including as to geographic or temporal scope, then the remainder of this Agreement will not be affected. Moreover, any provision or portion of a provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy, including as to geographic or temporal scope, will be modified by a court or arbitrator as appropriate so that it is not unreasonable, arbitrary or against public policy.

16.        Rights and Remedies Preserved. Nothing in this Agreement will limit any right or remedy the Company or the Executive may have under this Agreement or pursuant to law for any breach of this Agreement by the other party. The rights granted to the parties herein are cumulative, and the election of one will not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

17.        Waiver. No failure or delay on the of part either party to this Agreement in the exercise of any right, power or remedy the party may have will operate as a waiver, nor will any single or partial exercise of any right, power or remedy by either party preclude any other or further exercise of that right, power or remedy or the exercise of any other right, power or remedy. No express waiver or assent by any party to any breach of or default in any term or condition of this Agreement will constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or conditions of this Agreement.

18.        Notices. Any notices or deliveries permitted or required by this Agreement will be deemed given (i) when delivered in person or by messenger, if a receipt is obtained for delivery, (ii) when delivered by Federal Express, United Parcel Service, Airborne Express, U.S. Express Mail or similar nationally recognized overnight delivery service, if a confirmation of delivery is obtained, or (iii) five days after mailing, if mailed via certified or registered U.S. mail, return receipt requested, provided the notice is delivered or mailed to the party’s address as set forth below:

If to the Company:

Homeowners Choice, Inc.

Suite 100

5300 West Cypress Street

Tampa, FL 33607

ATT: General Counsel

If to the Executive:

The Executive’s most recent address on file with the Company.

The parties may change addresses to which notices are to be delivered by giving notice of the change of address in the manner set forth above; except, however, that notwithstanding the foregoing provision, notice of a change of address will be deemed made upon actual receipt of the notice by the other party. Notices deemed given or delivered as set forth above on a Saturday, Sunday, or legal holiday will instead be deemed given or delivered on the next succeeding day which is not a Saturday, Sunday or legal holiday.

19.        Successors and Assigns. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company. The Executive will not have the right to assign this Agreement or to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder.

20.        Entire Agreement. With respect to its subject matter, this Agreement contains all the understandings and agreements of the parties and supersedes all previous and all contemporaneous agreements, understandings, discussions and negotiations between the parties, whether written or oral. The parties agree that no previous drafts of this Agreement will be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

21.        Amendments. Except as otherwise provided herein as to terms that are unreasonable, arbitrary or against public policy, this Agreement will not be modified or amended except by an instrument in writing signed by the parties.

22.        Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Florida without reference to conflicts of law principles.

23.        Further Assurances. Each party hereto will cooperate and will take such further action and will execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

24.        Construction. This Agreement was negotiated at arm’s-length, with each party having the assistance of independent legal counsel. No court, arbitrator or finder of fact should construe this Agreement more strongly against either party on the basis of which party was responsible for the Agreement’s preparation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the other genders. The words “Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole, including Exhibits, and not to any particular provision of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.” The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

25.        Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will be deemed one original.

26.        Affiliate. For the purposes of this Agreement, the capitalized term “Affiliate” means (i) any association or entity directly or indirectly controlling the Company and (ii) any association or entity controlled by or under common control with the Company.

27.        Confidential Arbitration. The parties hereto agree that any dispute concerning or arising out of the provisions of this Agreement, the Executive’s employment or the termination of the Executive’s employment will be resolved by confidential arbitration in accordance with the rules of the American Arbitration Association. Such confidential arbitration will be held in Tampa, Florida and the decision of the arbitrator or arbitrators will be conclusive and binding on the parties and will be enforceable in any court of competent jurisdiction. In rendering a decision, the arbitrator will have the discretion to award attorneys’ fees and costs. Notwithstanding the foregoing, if any dispute arises hereunder as to which a party desires to exercise any equitable rights or remedies under this Agreement, such party may, in its discretion, in lieu of submitting the matter to arbitration, bring an action thereon in any court of competent jurisdiction in Florida, which court may grant any and all relief available in equity or at law for any and all claims made by such party based on or arising from the provisions of this Agreement. In any such action, the prevailing party will be entitled to reasonable attorneys’ fees and costs as may be awarded by the court.

28.        Survival. The warranties and representations in this Agreement will survive the execution of this Agreement and continue without limitation. The Executive has incurred the obligations set forth in Sections 9 through 11 solely in consideration of the Company’s execution of this Agreement and such obligations and this Section 28 will survive and continue notwithstanding the termination, rescission or expiration of this Agreement or any provision of this Agreement.

29.        Exhibits. All exhibits, schedules and other attachments to this Agreement are hereby incorporated by this reference as integral parts of this Agreement.

30.        Saturday, Sunday or Legal Holiday. When the last day of a period during which an act may be performed under this Agreement falls on a Saturday, Sunday, or legal holiday that period will be deemed to end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

31.        Electronic Signatures. Signed copies of this Agreement, addenda, attachments and exhibits delivered electronically via Internet (e-mail) or telephone (fax) will legally bind the parties to the same extent as original documents.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

EXECUTIVE

Scott R. Wallace

Homeowners Choice, Inc.

By:
Paresh Patel
As Chief Executive Officer

EXHIBIT A

RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK AGREEMENT

SCOTT R. WALLACE

THIS AGREEMENT, effective as of                      is made by and between HOMEOWNERS CHOICE, INC., a Florida corporation hereinafter referred to as the “Company,” and Scott R. Wallace, an employee or employee to be of the Company, hereinafter referred to as the “Grantee.”

BACKGROUND STATEMENT

This Agreement deals with shares of the Company’s Common Stock granted to the Grantee pursuant to the Homeowners Choice, Inc. 2007 Stock Option and Incentive Plan, as it may be amended from time to time (the “Plan”), the provisions of which are hereby incorporated by reference and made a part of this Agreement. The Committee, appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to award Restricted Stock to the Grantee as an inducement to continue serving the Company and as an incentive for increased efforts during such service.

NOW, THEREFORE, in reliance upon the foregoing background statement, the Company and the Grantee agree to the following terms and conditions.

ARTICLE I.

DEFINITIONS

Unless the context clearly indicates a different meaning, the following terms, when capitalized, will have the meanings specified below and capitalized terms used in this Agreement without definition will have the meanings ascribed to such terms in the Plan.

Section 1.01 Board

“Board” means the Board of Directors of the Company.

Section 1.02 Change in Control

“Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(a) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept; or;

(b) there is a change in the composition of the Board over a period of 36 consecutive months (or fewer) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

Section 1.03      Closing Price

“Closing Price” for any trading day means the last reported sale price per share of the Common Stock on the NASDAQ Global Select Market or other principal exchange or market upon which the Common Stock trades.

Section 1.04      Code

“Code” means the Internal Revenue Code of 1986, as amended.

Section 1.05      Committee

“Committee” means the Compensation Committee of the Board, or another committee of the Board, appointed as provided in Section 2.b.of the Plan.

Section 1.05      Common Stock

“Common Stock” means the common stock of the Company, no par value per share.

Section 1.06      Company

“Company” means Homeowners Choice, Inc., a Florida corporation.

Section 1.07      Corporate Transaction

“Corporate Transaction” shall mean any of the following shareholder-approved transactions to which the Company is a party:

(a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, form a holding company or effect a similar reorganization as to form whereupon the Plan and all Options are assumed by the successor entity;

(b) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to subsection (a), above; or

(c) any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred or issued to a person or persons different from those who held such securities immediately before such merger.

WALLACE

Section 1.08      Director

“Director” means a member of the Board.

Section 1.09      Exchange Act

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and regulations thereunder. References to any provision of the Exchange Act will be deemed to include successor provisions thereto and regulations thereunder.

Section 1.10      Grant Date

“Grant Date” means the effective date of this Agreement.

Section 1.11      Plan

“Plan” means Homeowners Choice, Inc. 2007 Stock Option and Incentive Plan, as it may be amended from time to time.

Section 1.12      Restricted Shares

“Restricted Shares” means the shares of Restricted Stock awarded pursuant to this Agreement and subject to the Restrictions (i.e. shares of Restricted Stock for which the Restrictions have not lapsed or been waived).

Section 1.13.      Restricted Stock

“Restricted Stock” means shares of Common Shares awarded under Section 5 of the Plan.

Section 1.14      Restrictions.

“Restrictions” means all the restrictions set forth in Article III of this Agreement, including restrictions on dispositions, encumbrances and creditor claims and the right of purchase.

Section 1.15      Rule 16b-3

“Rule 16b-3” means Rule 16b-3 under the Exchange Act, as such rule may be amended from time to time.

WALLACE

Section 1.16.      Secretary

“Secretary” means the Secretary of the Company.

Section 1.17.      Securities Act

“Securities Act” means the Securities Act of 1933, as amended from time to time, and regulations thereunder. References to a provision of the Securities Act will be deemed to include successor provisions thereto and regulations thereunder.

Section 1.18.      Subsidiary

“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.19.      Termination of Employment

“Termination of Employment” means the time when the employee-employer relationship between the Grantee and the Company is terminated for any reason, with or without cause, including, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of the Grantee by the Company, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company with the former employee. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries will not be considered a Termination of Employment. The Committee, in its absolute discretion, will determine the effect of all matters and questions relating to Termination of Employment, including whether particular leaves of absence constitute Terminations of Employment. If the Grantee is employed by a Subsidiary, then a Termination of Employment will occur if the Subsidiary ceases to be a Subsidiary and the Grantee does not immediately thereafter become an employee or a consultant to the Company or another Subsidiary. Notwithstanding any other provision of this Agreement or of the Plan, the Company and any Subsidiary has an absolute and unrestricted right to terminate the Grantee’s employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

Section 1.20.      Vesting Date

“Vesting Date” means [Employee Start Date Yet to Be Determined].

WALLACE

ARTICLE II

AWARD OF RESTRICTED SHARES

Section 2.01.    Award of Restricted Stock

The Company does hereby award to the Grantee an aggregate of 100,000 shares of Restricted Stock upon the terms and conditions set forth in this Agreement.

Section 2.02.    Consideration to Company

The Restricted Stock is issued solely in exchange for Grantee’s execution of this Agreement and the Grantee’s promise to render faithful and efficient services to the Company. Nothing in this Agreement or in the Plan will confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary, or will interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Grantee at any time for any reason whatsoever, with or without cause.

ARTICLE III

RESTRICTIONS

Section 3.01.    General Restrictions

The Restricted Shares and any interest in the Plan or this Agreement may not be sold, transferred, assigned, conveyed, pledged, mortgaged, hypothecated or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution, whether voluntary or involuntary, by operation of law or by or pursuant to judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and will not be subject to claims of the Grantee’s creditors. Any attempted disposition or encumbrance of the Restricted Shares will be null and void and of no effect. The Company may issue stop-transfer orders covering the Restricted Shares.

Section 3.02.    Stock Dividends and Splits.

Shares of Common Stock or other securities distributed in connection with a dividend on Common Stock or stock split will be deemed Restricted Shares subject to the Restrictions of this Article III to the same extent as the Restricted Shares with respect to which such shares of Common Stock or other securities were distributed.

Section 3.03.    Purchase of Restricted Shares

Immediately upon the Grantee’s Termination of Employment, the Company will repurchase from the Grantee and the Grantee will sell to the Company all Restricted Shares (and deemed Restricted Shares) at price equal to $00.001 per Restricted Share. The price for other securities will be an equivalent measure to the foregoing price as determined by the Committee, in good faith.

WALLACE

ARTICLE IV.

PERIOD OF RESTRICTIONS

Section 4.01.    Lapse of Restrictions

(a) Subject to subsection (d) of this Section and Section 4.02, with respect 50,000 shares of the Restricted Stock issued hereunder the Restrictions will lapse in annual increments of 10,000 shares beginning on the first anniversary of the Vesting Date.

(b) Subject to subsection (d) of this Section and Section 4.02, with respect to the remaining 50,000 shares of the Restricted Stock issued hereunder the Restrictions will lapse —

(i) as to 10,000 shares, one year after the Closing Price equals or exceeds $12 per share for 20 consecutive trading days;

(ii) as to 10,000 shares, one year after the Closing Price equals or exceeds $14 per share for 20 consecutive trading days;

(iii) as to 10,000 shares, one year after the Closing Price equals or exceeds $16 per share for 20 consecutive trading days;

(iv) as to 10,000 shares, one year after the Closing Price equals or exceeds $18 per share for 20 consecutive trading days;

(v) as to 10,000 shares one year after the Closing Price equals or exceeds $20 per share for 20 consecutive trading days;

(c) The Restrictions with respect to shares and other securities deemed to be Restricted Shares will lapse in a manner consistent with the foregoing as the Committee may determine in good faith. In addition, the Committee will make good faith adjustments in the event a reverse stock split or combination of shares.

(d) No Restrictions will lapse after Termination of Employment or after six years have elapsed from the Vesting Date.

Section 4.02.     Acceleration of Lapse

Notwithstanding the provisions of Section 4.01, the Restrictions will lapse in their entirety upon the occurrence of a Change of Control and immediately prior to a Corporate Transaction. However, in the case of a Corporate Transaction the restrictions will not lapse to the extent the Restricted Shares and the associated rights are, in connection with the Corporate Transaction, to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof).

WALLACE

ARTICLE V.

SHAREHOLDER RIGHTS

Section 5.01.    Generally

Except as otherwise provided in this Agreement, the Grantee will have all of the rights of a shareholder in connection with the Restricted Shares, including the right to vote Restricted Shares and the right to receive dividends thereon.

Section 5.02.    Certificates

(a) The Company will issue certificates representing the Restricted Shares registered in Grantee’s name. Certificates representing Restricted Shares or any securities deemed to be restricted securities will not be delivered to the Grantee but will be delivered to the Company to be held by the Company for the benefit of the Grantee. The Grantee will deliver to the Company a stock power relating to the Restricted Shares and any deemed restricted Shares endorsed in blank.

(b) Upon the lapse of the Restrictions in accordance with the terms of Article IV or the waiver of the Restrictions by the Company and provided the Grantee has paid applicable withholding taxes as set forth in Section 6.03, the Company will deliver to the Grantee certificates representing the shares of Restricted Stock or other securities for which the Restrictions have lapsed or been waived, as the case may be.

(c) Certificates representing Restricted Shares and securities deemed to be Restricted Shares will bear an appropriate legend referring to the Restrictions as well as any other legends as the Company may require to ensure compliance with the Securities Act and state and other securities laws.

ARTICLE VI.

OTHER PROVISIONS

Section 6.01.    Administration

This Agreement is subject to the Plan, the provisions of which are incorporated herein by reference. In the event of any conflict between the provisions of the Plan and of this Agreement, the provisions of the Plan will control. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Restricted Shares. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

WALLACE

Section 6.02.    Notices

Any notice to be given under the terms of this Agreement to the Company will be addressed to the Company in care of its secretary, and any notice to be given to the Grantee will be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 6.02, either party may hereafter designate a different address for notices to be given to the party. Any notice which is required to be given to the Grantee will, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of such status and address by written notice under this Section 6.02. Any notice will be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 6.03.    Taxes and Withholding

The Grantee agrees to pay to the Company (or applicable Subsidiary) and consents to the withholding of salary by the Company (or applicable Subsidiary) of all amounts which, under federal, state or local tax law, is required to be withheld in connection with the award of the Restricted Shares, including the lapse of the Restrictions and risk of forfeiture. With the consent of the Committee, Shares owned by the Grantee, duly endorsed for transfer, with a fair market value on the date of delivery equal to the sums required to be withheld, may be used to make all or part of such payment.

Section 6.05.    Construction

This Agreement will be construed without regard to which party was responsible for its preparation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the other genders. The words “Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this contract as a whole, including documents incorporated by reference, and not to any particular provision of this contract. Whenever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.” The various headings contained in this Agreement are inserted solely for convenience of reference and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

Section 6.06.    Conformity to Securities Laws

The Grantee acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, the applicable exemptive conditions of Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan will be administered, and the Restricted Shares issued only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement will be deemed amended to the extent necessary to conform to such laws, rules and regulations. The Grantee agrees to execute and deliver to the Company such documents as the Committee determines to be necessary or desirable to ensure compliance with the Securities Act and any other federal or state securities laws or regulations. The Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to effect compliance with the Securities Act and any other federal or state securities laws or regulations.

WALLACE

Section 6.07.    Amendments

The Committee (or the Board as the case may be) may amend, alter, suspend, discontinue, or terminate the Plan or this Agreement; provided however, that without the Grantee’s consent no amendment, alteration, suspension, discontinuation, or termination of the Plan or this Agreement may materially and adversely affect the Grantee’s rights under this Agreement. No amendment will be effective unless set forth in a writing agreed to and delivered by the Committee.

Section 6.08    Governing Law

This Agreement will be administered, interpreted and enforced under the internal laws of the State of Florida without regard to its principles of conflicts of laws.

Section 6.09.    Entire Agreement

With respect to its subject matter, this Agreement supersedes all prior discussions and agreements between the Company (and its Subsidiaries) and the Grantee including previous employment offer letters and oral agreements, and, together with any attachments, exhibits and documents incorporated by reference, contains the sole and entire Agreement among them. Notwithstanding the foregoing, unless specifically stated, this Agreement does not supersede agreements dealing with previously awarded of Restricted Shares.

WALLACE

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

HOMEOWNERS CHOICE, INC.

By:
Paresh Patel Chief Executive Officer

Scott R. Wallace 11036 Turnbridge Dr. Jacksonville, Florida 32256

WALLACE